Exhibit 99.1

Cerecor Appoints Gilla Kaplan, Ph.D., to the Board of Directors

ROCKVILLE, Md. and CHESTERBROOK, Pa., Oct. 12, 2020 — Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare and orphan diseases, today announced the appointment of Gilla Kaplan, Ph.D., to the Board of Directors. Dr. Kaplan brings with her over 30 years of academic and industry experience.

“We are pleased to welcome Dr. Kaplan to our Board,” said Dr. Sol J. Barer Ph.D., Chairman of the Board. “Dr. Kaplan brings with her decades of both academic and industry experience making her a natural fit for Cerecor as we advance our pipeline targeting rare diseases and immune-meditated disorders. We look forward to having her on the Board at this exciting time for Cerecor.”

Dr. Kaplan is recognized as an authority on various aspects of the host immune response to mycobacterial pathogens, including the causative agents of leprosy and tuberculosis (TB). She was the Director of the Global Health Program, Tuberculosis, at the Bill and Melinda Gates Foundation (BMGF) from January 2014 until April 2018. Her work has encompassed developing a deep understanding of the cellular immune response and how to harness it for host adjunctive therapies. She spent her career as an academic research scientist leading her laboratory in investigations focusing on human disease, exploring novel experimental medicine approaches that modulate the immune response for disease control. Building on her research experience at Rockefeller University in New York City (for 20 years) and then at the Public Health Research Institute Center at UMDNJ (for 10 years), she led the reshaping of the tuberculosis program at BMGF. Dr. Kaplan is the recipient of multiple grants from the NIH-NIAID and other funding organizations for her research. Dr. Kaplan served on the Board of Directors at Celgene from 1998 to 2018 and is currently a member of Tyra Bioscience, Inc. Board of Directors.

“I am very excited about the work Cerecor is doing,” said Dr. Kaplan. “Their pipeline focused on rare diseases and immune-inflammatory disorders is especially exciting to me because of my background in immunology and immune modulation. Cerecor has made great progress with their pipeline to date and I am happy to join at a time when the Company is making great strides in advancing their programs into clinical trials.”

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare and orphan diseases.  The company is advancing its clinical-stage pipeline of innovative therapies that address unmet patient needs within rare and orphan diseases.  The company's rare disease pipeline includes CERC-801, CERC-802 and CERC-803 ("CERC-800 compounds"), which are therapies for inherited metabolic disorders known as congenital disorders of glycosylation.  The U.S. Food and Drug Administration ("FDA") granted Rare Pediatric Disease Designation (“RPDD”) and Orphan Drug Designation ("ODD") to all three CERC-800 compounds, thus potentially qualifying the Company to receive a Priority Review Voucher ("PRV") upon approval of each new drug application ("NDA").  The company is also developing CERC-002, CERC-006 and CERC-007.  CERC-002 is an anti-LIGHT monoclonal antibody being developed for the treatment of COVID-19 acute respiratory distress syndrome and for severe pediatric-onset Crohn's disease.  CERC-006 is a dual mTOR inhibitor being developed for the treatment of complex lymphatic malformations and has been granted ODD and RPDD by the FDA, thus potentially qualifying the company to receive a fourth PRV upon approval of an NDA.  CERC-007 is an anti-IL-18 monoclonal antibody being developed for the treatment of autoimmune inflammatory diseases such as adult onset Stills disease and multiple myeloma.

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials; regulatory risks; impacts of the COVID-19 pandemic on clinical trials, the Company and the economy in general; Cerecor's cash position and the need for it to raise additional capital; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
James Harrell,
Investor Relations
Chief Commercial Officer
Cerecor Inc.
jharrell@cerecor.com
623.439.2220 office

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